Exhibit 19(a)(1)

Code of Ethics for Principal Executive and Financial Officers

I.       Covered Officers, Purpose of the Code.

 This Code of Ethics (the “Code”) for the UBS Puerto Rico Family of Funds (collectively, “Funds” and each, a “Fund”) applies to each Fund’s Chief Executive Officer, President, Chief Financial Officer and Treasurer (or persons performing similar functions) (“Covered Officers”) for the purpose of promoting:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely and understandable disclosure in reports and documents that a company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Fund;

●	compliance with applicable laws and governmental rules and regulations;

●	prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

●	accountability for adherence to the Code.

 Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest. Any question about the application of the Code should be referred to the Funds’ Chief Compliance Officer (CCO).

II.    Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

 Overview . A “conflict of interest” occurs when a Covered Officer’s private interest interferes, or appears to interfere, with the interests of, or his service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Fund.

 Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as “affiliated persons” (as defined in the Investment Company Act) of the Fund. The Funds and its Adviser, UBS Asset Managers Puerto Rico, each have compliance policies and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these policies and procedures, and such conflicts fall outside the parameters of this Code, unless or until the CCO determines any violations of such programs and procedures is also a violation of this Code.

 Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Fund and its investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Fund and its investment adviser The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the Investment Company Act of 1940 (the 1940 Act) and the Investment Advisers Act of 1940 (the Advisers Act), such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds’ Boards of Directors (the “Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

 Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

 Each Covered Officer must not:

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use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally (directly or indirectly) to the detriment of the Fund;

●	cause the Fund to take action, or fail to take action, for the (direct or indirect) individual personal benefit of the Covered Officer rather than the benefit of the Fund; or

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use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

 Each Covered Officer must, at the time of signing this Code, report all affiliations and significant business interests outside of the Funds and must update the report annually.

 Conflict of interest situations should always be approved by the CCO and, if material, be communicated to the relevant Fund’s Board. Examples of these include:

●	service as a director on the board of any company;

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accepting directly or indirectly, anything of value, including gifts and gratuities in excess of $100 per year from any person or entity with which the Fund has current or prospective business dealings, not including occasional meals or tickets to theatre or sporting events or other similar entertainment, provided it is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

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any ownership interest in, or any consulting or employment relationship with, any of the Fund’s service providers, other than its investment adviser, principal underwriter, or any affiliated person thereof; or

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a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.   Disclosure and Compliance

 Disclosure and compliance obligations require the following:

●	Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Funds;

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each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund’s Board members and auditors, and to governmental regulators and self-regulatory organizations;

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each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Funds and their advisers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

●	it is the responsibility of each Covered Officer to use reasonable efforts to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.   Reporting and Accountability

 Each Covered Officer must:

●	upon adoption of the Code (thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read and understands the Code;

●	annually thereafter affirm to the Board that he has complied with the requirements of the Code;

●	not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and

●	notify the CCO promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

 The CCO is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.

 However, any explicit or implicit waivers1 sought by a Covered Officer must be considered by the Audit Committee of the relevant Fund as described below.

 The Funds will follow these procedures in investigating and enforcing this Code:

●	the CCO will take all appropriate action to investigate any potential violations reported to him;

●	if, after such investigation, the CCO believes that no violation has occurred, the CCO is not required to take any further action;

1 Item 2 of Form N-CSR defines “waiver” as “the approval by the Registrant of a material departure from a provision of the code of ethics” and “implicit waiver” as “the Registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer” of the Registrant.

●	any matter that the CCO believes is a violation will be reported to the Audit Committee of the relevant Fund;

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if the Independent Board members concur that a violation has occurred, they will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

●	the Audit Committee of the relevant Fund will be responsible for granting waivers, as appropriate; and

●	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.   Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, UBS Asset Managers Puerto Rico, any Fund’s principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code, unless any provision of this Code conflicts with any applicable federal or state law, in which case the requirements of such law will govern. The Funds’ and their investment advisers’ and principal underwriters’ codes of ethics under 17j-1 under the 1940 Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.   Amendments

 Any amendments to this Code must be approved or ratified by a majority vote of the Board, including a majority of Independent Board members.

VII.   Confidentiality

 All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Independent Directors/Trustees and their counsel, the Funds and their counsel and the investment advisers and their counsel.

VIII.   Internal Use

   The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

Acknowledgment

I have read and understand the terms of the Code. I recognize the responsibilities and obligations incurred by me as a result of my being subject to the Code. I hereby agree to abide by the Code.

By:
Name:
Date: